UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2005

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street, Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 676-6000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 4, 2005, the Board of Directors of Health Net, Inc. (“Health Net” or the “Company”) designated Steven H. Nelson, the Company’s President, Health Net of the Northeast, as a Section 16 reporting officer. Details regarding Mr. Nelson’s appointment are set forth in Item 5.02 of this Current Report. Mr. Nelson is party to an employment letter agreement with Health Net dated June 16, 2004 as amended on December 16, 2004 (as amended, the “Letter Agreement”).

The Letter Agreement provides for Mr. Nelson to receive an annual base salary of $400,000. This base salary is to be reviewed annually and is subject to Health Net’s right to change Mr. Nelson’s compensation from time to time. Under the Letter Agreement, Mr. Nelson will be eligible to participate in the Health Net Executive Incentive Plan (also known as the Management Incentive Plan, or MIP), which will provide him the opportunity to earn each plan year up to 50% of his base salary as additional compensation according to the terms of the actual MIP documents. The bonus payment will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by Health Net that must be achieved by Mr. Nelson in order for him to be eligible to receive bonus payments for a given plan year.

The Letter Agreement further provides Mr. Nelson to be granted (i) an option to purchase 20,000 shares of Health Net Common Stock within 30 days of his original letter agreement (the “2004 Grant”) and (ii) an option to purchase an additional 30,000 shares of Health Net Common Stock, contingent upon his successful achievement of documented performance-based goals (the “2005 Grant”), each under the applicable Health Net stock option plan and subject to the terms of Health Net’s form of stock option agreement as adopted by the Compensation Committee (the “Committee”) of Health Net’s Board of Directors. Mr. Nelson received the 2004 Grant on June 14, 2004, the effective date of his promotion to COO of Health Net of the Northeast, and the 2005 Grant on February 24, 2005. Under the Letter Agreement, the options under the 2004 Grant vest at a rate of 25% on the first through fourth anniversaries of the grant date, and the options under the 2005 Grant vest 50% on the second anniversary of the grant date and 25% on the third and fourth anniversaries of the grant date. All of the stock options have an exercise price equal to the closing sales price of Health Net Common Stock on the date of grant and expire ten years from the grant date, subject to earlier termination as provided in the stock option agreement and the applicable Health Net stock option plan. The Letter Agreement provides that the stock options may be subject to accelerated vesting upon the occurrence of a change in control, as defined under the applicable Health Net stock option plan. Any future stock grants to Mr. Nelson are at the discretion of the Committee.

Under the Letter Agreement, Mr. Nelson is entitled to certain housing and relocation benefits, including, upon Mr. Nelson’s relocation to Connecticut, a $225,000 (grossed up for applicable federal and state taxes) net housing differential to offset the housing costs between Arizona and Connecticut (the “Housing Differential”). Mr. Nelson received the $225,000 Housing Differential payment on February 4, 2005. If, within the first three years of the payment of the Housing Differential, Mr. Nelson is no longer employed with the Company, Mr. Nelson will be required to repay Health Net a prorated portion of the Housing Differential. In addition, Mr. Nelson is entitled to reimbursement of up to $2,500 per year of costs incurred for personal financial counseling services. Furthermore, the Letter Agreement provides for Mr. Nelson’s participation in various employee benefit plans, including paid time off, holidays, insurance and Health Net’s 401(k), and tuition reimbursement plans, if he meets the applicable participation requirements.

The Letter Agreement provides that Mr. Nelson’s employment with Health Net may be terminated by him or Health Net at any time, with or without advance notice and with or without “cause” (as defined in the Letter Agreement). The Letter Agreement provides Mr. Nelson with two potential severance arrangements in the event of a termination of his employment other than due to his death or “disability” (as defined in the Letter Agreement):

•	If, at any time within two years after a “change in control” (as defined in the Letter Agreement) of Health Net, Mr. Nelson’s employment is terminated by Health Net without cause or Mr. Nelson terminates his

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employment for “good reason” (as defined in the Letter Agreement) and signs a waiver and release of claims substantially in the form prescribed by the Letter Agreement, Mr. Nelson will be entitled to receive a lump-sum payment equal to 24 months of his then-current base salary, benefit continuation for an initial six-month period and payment of COBRA premiums for an additional eighteen-month period. This severance allowance will be forfeited in the case of a termination by Mr. Nelson if the Company requests in writing, prior to the termination, that Mr. Nelson continue in the employ of Health Net for 90 days following the change in control, and Mr. Nelson voluntarily leaves the employ of Health Net prior to the expiration of that 90-day period.

•	If, at any time that is not within two years after a change in control, Mr. Nelson’s employment is terminated by Health Net without cause, Mr. Nelson will be entitled to receive, if he signs a waiver and release of claims substantially in the form prescribed by the Letter Agreement, a lump-sum payment equal to 12 months of his then-current base salary and payment of COBRA premiums for an twelve-month period.

In the event that Mr. Nelson voluntarily terminates his employment at any time (other than for good reason within two years after a change in control of Health Net), the Letter Agreement provides that he would not be eligible to receive any of the severance benefits. In the event that Mr. Nelson’s employment is terminated due to death or disability, he or his beneficiaries or estate would be entitled under the Letter Agreement to continuation of benefits for a period of 12 months and a lump-sum payment equal to 12 months of his then-current base salary, provided, in the case of termination due to disability, that Mr. Nelson signs a waiver and release of claims substantially in the form prescribed by the Letter Agreement.

Section 5—Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 4, 2005, the Board of Directors of Health Net designated Steven H. Nelson, the Company’s President, Health Net of the Northeast, as a “vice president in charge of a principal business unit or function” of the Company and a person who performs “policy making functions” and who constitutes an “executive officer” of the Company, as such terms are defined in Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended, and Item 401(b) of Regulation S-K.

The Company announced the appointment for Mr. Nelson, age 46, as President, Health Net of the Northeast on January 12, 2005. Mr. Nelson assumed this role effective January 1, 2005 from Jeffrey Folick, the Company’s Executive Vice President of Regional Health Plans and Specialty Services. Mr. Folick had served as interim President of Health Net of the Northeast since February 2004. In his role as President of Health Net of the Northeast, Mr. Nelson has assumed day-to-day control over the Company’s Northeast health plans.

Prior to being appointed as President, Health Net of the Northeast, Mr. Nelson served as Chief Operating Officer of Health Net of the Northeast since June 2004. Prior thereto, Mr. Nelson served as Senior Vice President, Senior Products Division, of the Company’s Medicare division from August 2003 to June 2004. Prior to joining Health Net, Mr. Nelson was Chief Operating Officer and Vice President of Network Management of United HealthCare’s Arizona market from 2000 to 2003. The terms of Mr. Nelson’s employment agreement are described in Item 1.01 of this Current Report and incorporated by reference into this Item 5.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2005	HEALTH NET, INC.

	By:	/s/ B. Curtis Westen
B. Curtis Westen
Senior Vice President, General Counsel and Secretary